FOR IMMEDIATE RELEASE

SBS Technologies Announces New Chairman of the Board

Albuquerque, New Mexico (September 12, 2005) - SBS Technologies® (Nasdaq: SBSE), a leading designer and manufacturer of embedded computer solutions for the government, commercial and communications markets, announced today that for personal reasons involving the health of his family Christopher J. Amenson has resigned his position as Chairman of the Board of Directors effective September 9, 2005. Mr. Amenson will complete his current term as Director, but he will not stand for re- election to the Company's Board of Directors at the 2005 Annual Meeting of Shareholders on November 17, 2005. Lawrence A. Bennigson, Ph.D., who was elected as an independent director to the SBS Board of Directors in 1995 and became Lead Director in 1998, was elected Chairman by the Board of Directors following Mr. Amenson's resignation.

Mr. Amenson's relationship with SBS will continue consistent with his Employment Agreement dated April 17, 2005 in which he will serve as Assistant to the Chief Executive Officer for Special Projects through the 2006 Annual Meeting of Shareholders in November 2006. In addition, Mr. Amenson will assist the new Chairman of the Board of Directors through the 2005 Annual Meeting of Shareholders on November 17, 2005.

"It has been my pleasure to serve the Company as President, Chief Executive Officer and Chairman of the Board at various times since I first joined SBS in 1992," said Christopher J. Amenson. "I look forward to continuing to serve SBS in an advisory role during the next 14 months and expect the Company to continue to excel under its capable and determined leadership," continued Amenson.

"Chris Amenson has provided exceptionally valuable leadership to SBS as President, CEO and Chairman. His leadership has been pivotal in building this fine company and its shareholder value," said Lawrence A. Bennigson, Chairman of the Board of Directors of SBS Technologies. "It has been a unique personal pleasure to work with Chris, and I look forward to our continuing to work together in his new role with the Company. With heartfelt thanks, the entire Board extends to Chris and his family our warmest best wishes," added Bennigson.

Commenting on Chris Amenson's resignation as Chairman of the Board of Directors, Clarence Peckham, CEO of SBS Technologies said, "I have enjoyed working with Chris for the past nine years and look forward to working with him in his new role as advisor to the Company. Larry brings a wealth of business and management acumen to the leadership of the SBS Board and the strategic development of the Company. The Company and I look forward to working with Larry in his new role as Chairman of the Board."

ABOUT SBS TECHNOLOGIES

SBS Technologies, Inc., (Nasdaq: SBSE) founded in 1986, designs and builds a wide range of standard and customized embedded computer products. Our products include processor boards, input/output modules, networking devices, and complete computer systems. Our products are used in many industries, including telecommunications, medical electronics, industrial automation and defense. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales and support offices in six countries. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events and the future financial performance of SBS that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward-looking statements. Among these factors are: timing of receipt of government production orders; continued health of SBS' end markets, including the semiconductor manufacturing equipment market and the telecommunications market; sales to Ericsson to continue during fiscal year 2006 at approximately the same dollar sales level as during fiscal year 2005 telecommunications market; business and economic conditions generally affecting SBS' customers and their end customers, including but not limited to the changes in size and program priorities of military procurement budgets; a high degree of uncertainty and rapid change in the markets addressed by SBS' products that could reduce sales or render certain SBS products obsolete; customer demand for and acceptance of SBS' products which may affect both sales and margins; SBS' ability to design, test and introduce new products on a timely basis; and the other risk factors listed from time to time in SBS' Securities and Exchange Commission reports, including those listed under "Risk Factors" in SBS' Annual Report on Form 10-K for the year ended June 30, 2004 filed with the SEC.

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Contact: Jennifer D. Wade
Investor Relations
Tel. (505) 875-0600
Fax. (505) 875-0404
email: jwade@sbs.com